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                                                                   Exhibit 16.2

April 27, 2001


Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the statements contained in response to item 11(i), captioned "change in independent accountants" included in the Form S-1 dated April 27, 2001, of Wright Medical Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the third paragraph insofar as they relate to our Firm.

Very truly yours,

/s/ BDO SEIDMAN, LLP

BDO SEIDMAN, LLP


cc:   John Bakewell
      Executive Vice President and
      Chief Financial Officer
      Wright Medical Group, Inc.